Exhibit (a)(1)(A)

Offer to Purchase For Cash

All Outstanding Shares of Common Stock

of

ANADIGICS, INC.

at

$0.35 Net Per Share

by

ALOHA ACQUISITION SUB, INC.,

a wholly-owned subsidiary of

ALOHA HOLDING COMPANY, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY

TIME, ON DECEMBER 23, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of November 11, 2015 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Aloha Holding Company, Inc., a Delaware corporation (“Aloha”), Aloha Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Aloha, and ANADIGICS, Inc., a Delaware corporation (“Anadigics”). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Anadigics (the “Shares”), at a price of $0.35 per Share (the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Anadigics (the “Merger”), with Anadigics continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Aloha. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than (i) Shares then held by Aloha, Purchaser, Anadigics or their respective subsidiaries and (ii) Shares that are held by any stockholders of Anadigics who properly demand appraisal in connection with the Merger as described in Section 16 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF ANADIGICS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES IN THE OFFER.

After careful consideration, the Board of Directors of Anadigics (the “Anadigics Board”) unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Anadigics and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Anadigics’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (a) there being validly tendered and not properly withdrawn prior to 11:59 P.M., New York City time, on December 23, 2015 (the “Expiration Date,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) (not including Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) the number of Shares which, when added to any Shares owned by Aloha or any of its subsidiaries, would represent at least a majority of the outstanding Shares of Anadigics, and (b) other customary conditions as set forth in Annex I to the Merger Agreement have been satisfied or waived. See Section 15 — “Conditions to the Offer.” After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Aloha, Purchaser and Anadigics will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Anadigics in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”).

A summary of the principal terms of the Offer appears on pages i through viii below. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares into the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Holders Call Toll Free: (866) 413-5899

November 24, 2015

IMPORTANT

Any stockholder of Anadigics wishing to tender all or any portion of its Shares to Purchaser pursuant to the Offer should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Computershare Trust Company, N.A., in its capacity as depositary for the Offer (the “Depositary”), (ii) if applicable, tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for the stockholder. A stockholder who holds Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in order to tender such Shares to Purchaser pursuant to the Offer.

Any stockholder of Anadigics who wishes to tender Shares pursuant to the Offer and the certificates representing such Shares are not immediately available, or such stockholder cannot comply in a timely manner with the procedures for tendering Shares by book-entry transfer or such stockholder cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Georgeson Inc., the information agent for the Offer (the “Information Agent”), may be contacted at the address and telephone numbers set forth above and on the back cover of this Offer to Purchase for questions and/or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials free of charge. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

Securities Sought:	All of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ANADIGICS, Inc., a Delaware corporation (“Anadigics”).

Price Offered Per Share:	$0.35 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration Date:	11:59 P.M., New York City time, on December 23, 2015, unless the Offer is extended or terminated.

Purchaser:	Aloha Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Aloha Holding Company, Inc., a Delaware corporation (“Aloha”).

Anadigics Board Recommendation:	After careful consideration, the Board of Directors of Anadigics (the “Anadigics Board”) unanimously (1) determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (each as defined below), are advisable, fair to and in the best interests of Anadigics and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Anadigics’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The following are answers to some questions that you, as a stockholder of Anadigics, may have about the Offer. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

Our name is Aloha Acquisition Sub, Inc. and we are a wholly-owned subsidiary of Aloha. We were formed for the purpose of making the Offer and thereafter consummating the merger (the “Merger”) with and into Anadigics, with Anadigics continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Aloha. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger.

Aloha is a corporation incorporated under the laws of the State of Delaware, and a wholly-owned subsidiary of GaAs Labs, LLC (“GaAs Labs”). GaAs Labs, a California limited liability company, is a private company focused on investing in companies supplying high performance semiconductors and related devices for RF, microwave and related applications in commercial communications, satellite and defense-related markets. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser, Aloha and GaAs Labs.”

i

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all of the outstanding Shares of Anadigics on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of November 11, 2015, by and among Aloha, Anadigics and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Anadigics, while allowing Anadigics’s stockholders an opportunity to receive the Offer Price by tendering their Shares in the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will consummate the Merger as soon as practicable thereafter in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Anadigics will become a wholly-owned subsidiary of Aloha. See Section 12 — “Purpose of the Offer; Plans for Anadigics.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $0.35 per Share, net to the seller in cash, without interest, less any applicable withholding taxes.

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Anadigics Board recommend?

After careful consideration, the Anadigics Board unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Anadigics and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Anadigics’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A description of the reasons for the Anadigics Board’s adoption of the Offer and the Merger is set forth in Anadigics’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Anadigics’s stockholders in connection with the Offer. See the “Introduction” to this Offer to Purchase.

What are the most significant conditions to the Offer?

The Offer is subject to several customary conditions including, among others, satisfaction of the Minimum Condition.

The term “Minimum Condition” is defined in Section 15 — “Conditions to the Offer”, and generally requires that there is validly tendered and not withdrawn immediately prior to the Expiration Date (as defined below) of the Offer that number of Shares which, when added to the Shares owned by Aloha or any of its subsidiaries (if any), would represent at least a majority of the Shares outstanding of Anadigics (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the Expiration Date, regardless of the conversion or exercise price), excluding for the purposes of this condition any Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date. The Minimum Condition would be satisfied if at least 44,883,579 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

The Offer is also subject to a number of other important conditions. A more detailed discussion of the conditions to consummate the Offer is contained in Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

What percentage of Shares do you or your affiliates currently own?

None of us, Aloha, GaAs Labs or any of their respective affiliates currently own any Shares.

Do you have the financial resources to make payment?

Yes. Aloha, through GaAs Labs, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding to consummate the Merger (which includes, among other things, payment to acquire the remaining Shares in the Merger and payment in respect of outstanding in-the-money options and certain restricted stock unit awards of Anadigics), and to pay related transaction fees and expenses. Aloha and GaAs Labs expect to fund such cash requirements from their available cash on hand. In addition, GaAs Labs entered into a guarantee in favor of Anadigics pursuant to which GaAs Labs agreed to unconditionally and irrevocably guarantee the payment obligations and liabilities of Aloha and Purchaser under the Merger Agreement up to $32.2 million. See Section 11 — “The Merger Agreement; Other Agreements — Guarantee.”

The Offer is not subject to any financing condition. We estimate that we will need approximately $33.5 million to purchase all Shares pursuant to the Offer, to fund any payments to consummate the Merger and to pay related transaction fees and expenses. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through Aloha and its parent company, GaAs Labs, will have sufficient funds, through available cash, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer, and to provide funding to consummate the Merger and related transaction fees and expenses; and

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price).

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the Offer, you will have until 11:59 P.M., New York City time, on December 23, 2015 (the “Expiration Date,” unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond the End Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•	for successive periods of ten business days each (or such shorter period as agreed by Aloha and Anadigics), but not beyond February 9, 2016 (the “End Date”), in order to permit the satisfaction of all remaining conditions (subject to our right to waive any condition in the Offer, other than the Minimum Condition, in accordance with the Merger Agreement), if at any scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive without the prior written consent of Anadigics); or

•	for any period or periods required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ Stock Market, LLC (“NASDAQ”) or its staff, provided that we are not obligated to extend the Offer beyond the End Date.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

If we elect to provide a subsequent offering period as described below, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date. See Section 1 — “Terms of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a properly completed and duly completed Letter of Transmittal (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Date, you may still participate in the Offer by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

Shares tendered into the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 23, 2016 which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.” You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. You may not withdraw Shares tendered during any subsequent offering period that we may elect to provide. See Section 4 — “Withdrawal Rights.”

Have any stockholders previously agreed to tender their Shares?

No. We have not entered into any agreements with any stockholders of Anadigics under which those stockholders have agreed to tender Shares in the Offer.

Prior to the consummation of the Offer, will the Shares continue to be listed on NASDAQ?

Pursuant to a NASDAQ delisting notice received by Anadigics in June 2015, the Shares may be delisted from NASDAQ as early as December 15, 2015, prior to the consummation of the Offer, unless NASDAQ grants an extension or Anadigics regains compliance with the minimum bid price requirement prior to such date. See Section 13 — “Certain Effects of the Offer — Stock Listing.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

If the Shares are not delisted from NASDAQ prior to the consummation of the Offer as described above, and if all of the conditions to the Offer are satisfied or waived (see Section 15 — “Conditions to the Offer”) and we purchase all tendered Shares, prior to the Merger becoming effective, there may then be so few remaining stockholders and publicly-held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL. Following consummation of the Merger, no Shares will be publicly owned, and Anadigics will deregister with the SEC and will no longer be a public company. See Section 13 — “Certain Effects of the Offer.” Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Aloha or Anadigics are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

v

Will there be a subsequent offering period?

Subject to the provisions of Section 251(h) of the DGCL and our obligation to consummate the Merger as soon as practicable following the consummation of the Offer and satisfaction of the remaining conditions set forth in the Merger Agreement, we may elect to provide a subsequent offering period (and one or more extensions thereof) of not less than three business days nor more than twenty business days, during which time Anadigics’s stockholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

What is the difference between an extension of the Offer and a subsequent offering period?

If the Offer is extended, no Shares will be accepted or paid for until following the Expiration Date (as so extended), and you will be able to withdraw your Shares until the Expiration Date.

A subsequent offering period, if one is provided, would occur after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) and after we have become obligated to pay for all Shares that were validly tendered and not properly withdrawn prior to the Expiration Date. Shares that are validly tendered during a subsequent offering period will be accepted and paid for promptly after they are received and cannot be withdrawn. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be more or less than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 16 — “Certain Legal Matters — Appraisal Rights.” Concurrently with the commencement of the Offer, Anadigics is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares, how will the Offer affect my Shares?

Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will consummate the Merger as soon as practicable. If the Merger is consummated, then stockholders who did not tender their Shares into the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares into the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares into the Offer and not tendering your Shares into the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger.

Furthermore, following the consummation of the Offer until the Effective Time, there may then be so few remaining stockholders and publicly held Shares that such Shares will no longer be eligible to be traded on the NASDAQ or any other securities exchange and there may not be a public trading market for such Shares. See the “Introduction” and Section 13 — “Certain Effects of the Offer.”

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See Section 11 — “The Merger Agreement; Other Agreements” and Section 12 — “Purpose of the Offer; Plans for Anadigics — Purpose of the Offer.”

What is the market value of my Shares as of a recent date?

On November 11, 2015, the last full trading day before the execution of the Merger Agreement and the Offer was announced, the closing price of the Shares on NASDAQ was $0.24 per Share. On November 23, 2015, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was $0.34 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly receive an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What will happen to my equity awards in the Offer?

The Offer is being made for all outstanding Shares, and not for options to purchase Shares, restricted stock unit awards or other equity awards (collectively, “Equity Awards”). Equity Awards may not be tendered into the Offer. If you wish to tender Shares underlying Equity Awards, you must first exercise such awards (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

Pursuant to the Merger Agreement, each option to purchase Shares granted under any equity plan of Anadigics (each, a “Anadigics Option”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and, in consideration for such cancellation, the holder of such Anadigics Option will automatically receive (as soon as practicable but in no even more than 30 days following the Effective Time) an amount in cash equal to (i) the total number of Shares subject to such Anadigics Option, multiplied by (ii) the excess, if any, of (A) the Offer Price over (B) the per share exercise price for such Anadigics Option (less all applicable tax deductions and withholdings required by law to be withheld in respect of such payment and without interest).

Pursuant to the Merger Agreement, each time-based restricted stock unit award, whether vested or unvested, and each performance-based restricted stock unit award earned for 2013 performance, in each case granted under any equity plan of Anadigics (each, a “Anadigics Restricted Stock Unit Award”), that is outstanding immediately prior to the Effective Time will be cancelled and, in consideration for such cancellation, the holder of such Anadigics Restricted Stock Unit will automatically receive (as soon as practicable but in no even more than 30 days following the Effective Time) an amount in cash equal to (i) the total number of Shares subject to such Anadigics Restricted Stock Unit, multiplied by (ii) the Offer Price (less all applicable tax deductions and withholdings required by law to be withheld in respect of such payment and without interest).

See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Anadigics Options and Anadigics Restricted Stock Unit Awards.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law) will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights) and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender into the Offer or exchange in the Merger (or retain for exercise of appraisal rights). You should consult your tax advisor about the particular tax consequences to you of tendering your Shares into the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares in the Offer or exchanging Shares in the Merger or exercising appraisal rights.

To whom should I talk if I have additional questions about the Offer?

You may contact Georgeson, Inc., the Information Agent for the Offer, at the address and telephone numbers listed below if you have any questions about the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Holders Call Toll Free: (866) 413-5899

To the Holders of Shares of Common Stock of ANADIGICS, Inc.:

INTRODUCTION

Aloha Acquisition Sub, Inc., a Delaware corporation (“Purchaser,” “we,” “us,” or “our”) and a wholly-owned subsidiary of Aloha Holding Company, Inc., a Delaware corporation (“Aloha”), which is a wholly-owned subsidiary of GaAs Labs, LLC (“GaAs Labs”), hereby offers to purchase (the “Offer”) all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ANADIGICS, Inc., a Delaware corporation (“Anadigics”), at a price of $0.35 per Share (the “Offer Price”), net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and conditions set forth in this Offer to Purchase (as it may be amended and supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated November 11, 2015 (as it may be amended and supplemented from time to time, the “Merger Agreement”), by and among Aloha, Purchaser and Anadigics. Under the Merger Agreement, after the completion of the Offer and subject to specified conditions, Purchaser will merge with and into Anadigics (the “Merger”), with Anadigics continuing as the surviving corporation and a wholly-owned subsidiary of Aloha (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than (i) Shares then held by Aloha, Purchaser, Anadigics or their respective subsidiaries, and (ii) Shares that are held by any stockholders of Anadigics who properly demand appraisal in connection with the Merger as described in Section 16 — “Certain Legal Matters — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes. The Merger Agreement is described in detail in Section 11 — “The Merger Agreement; Other Agreements” of this Offer to Purchase.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition (as defined below), and other customary conditions. The term “Minimum Condition” is defined in Section 15 — “Conditions to the Offer”, and generally requires that there is validly tendered and not withdrawn immediately prior to the Expiration Date (as defined below) of the Offer that number of Shares which, when added to the Shares owned by Aloha or any of its subsidiaries (if any), would represent at least a majority of the Shares outstanding of Anadigics (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the Expiration Date, regardless of the conversion or exercise price), excluding for the purposes of this condition Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date. See Section 15 — “Conditions to the Offer.” The Minimum Condition may not be waived without the prior written consent of Anadigics.

According to Anadigics, as of November 20, 2015, there were (a) 88,836,561 outstanding Shares, and (b) 930,595 Shares subject to issuance pursuant to options to purchase Shares (“Anadigics Options”) exercisable under the Anadigics Equity Plans (as defined in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Anadigics Options and Anadigics Restricted Stock Unit Awards”). Assuming that all Shares described in clause (b) in the preceding sentence are issued and that (i) no other Shares were or are issued after November 20, 2015 and (ii) no options have been granted or expired after November 20, 2015, the Minimum Condition would be satisfied if at least 44,883,579 Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

The Offer and the withdrawal rights will expire at 11:59 P.M., New York City time, on December 23, 2015 (the “Expiration Date”), unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

After careful consideration, the Board of Directors of Anadigics (the “Anadigics Board”) unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Anadigics and its stockholders, (2) approved, and declared advisable, the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement in accordance with the requirements of Delaware law and (3) resolved to recommend that Anadigics’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A more complete description of the Anadigics Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Anadigics’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 in the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is enclosed with the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 17 — “Fees and Expenses.”

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Aloha, we and Anadigics will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Anadigics in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Application of Section 251(h) of the DGCL.”

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such holder’s Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be more or less than, or equal to, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 16 — “Certain Legal Matters — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the Minimum Condition, as well as other customary conditions. See Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer,” to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that we will not, without the prior written consent of Anadigics, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) amend or modify any of the conditions to the Offer in a manner that adversely affects holders of Shares generally, (vi) amend or modify the Minimum Condition or (vii) extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement.

Pursuant to the Merger Agreement and in accordance with Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), but in all instances subject to the provisions of Section 251(h) of the DGCL and our obligation to consummate the Merger as soon as practicable following the consummation of the Offer and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we may elect to provide a subsequent offering period (and one or more extensions thereof) following the Expiration Date. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If we elect to provide a subsequent offering period, it will be an additional period of time, following the Expiration Date, during which stockholders may tender any Shares not previously tendered into the Offer prior to the Expiration Date (or Shares previously tendered and later withdrawn prior to the Expiration Date) and not withdrawn. If we elect to provide a subsequent offering period, (i) it will remain open for such period or periods as we will specify of neither less than three business days nor more than 20 business days, (ii) Shares may be tendered in the same manner as was applicable to the Offer except that any Shares tendered during such period may not be withdrawn pursuant to Rule 14d-7(a)(2) under the Exchange Act, (iii) we will immediately accept and promptly pay for Shares as they are tendered and (iv) the price per Share will be the same as the Offer Price. For purposes of the Offer as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A subsequent offering period, if one is provided, is not an extension of the Offer. If we do elect to provide a subsequent offering period, we will make a public announcement of such election no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

The Merger Agreement separately provides that we are required to extend the Offer (i) for successive periods of ten business days each, or such other number of business days as we, Aloha and Anadigics may agree, in order to permit the satisfaction of all conditions that have not been satisfied as of the scheduled Expiration Date (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), and (ii) for the minimum period required by applicable law or any interpretation or position of the SEC or its staff or the NASDAQ Stock Market, LLC (“NASDAQ”) or its staff, provided that we are not, under any circumstances, obligated to extend the Offer beyond February 9, 2016 (the “End Date”).

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the time we accept for payment Shares tendered in the Offer (the “Acceptance Time”) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Anadigics has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Anadigics’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates evidencing such Shares (“Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•	a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined below) in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by us and Anadigics.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), in each case, promptly following the expiration or termination of the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a Anadigics stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•	for Shares held as physical certificates, the certificates representing tendered Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the certificates representing Shares, the Letter of Transmittal and other documents must be received before the expiration of such subsequent offering period);

•	for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Date (unless the tender is made during a subsequent offering period, if one is provided, in which case the Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and other documents must be received before the expiration of such subsequent offering period); or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary unless otherwise mutually agreed by us and Anadigics.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or taking action resulting in the delivery of an Agent’s Message) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Anadigics’s stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Anadigics’s stockholders.

Anadigics Options and Anadigics Restricted Stock Unit Awards. The Offer is made only for outstanding Shares and is not made for any Anadigics Options or Anadigics Restricted Stock Unit Awards (as defined in Section11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Anadigics Options and Anadigics Restricted Stock Unit Awards”). See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Anadigics Options and Anadigics Restricted Stock Unit Awards” for a description of the treatment of the Anadigics Options and Anadigics Restricted Stock Unit Awards.

Backup Withholding. To prevent federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares into the

Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after January 23, 2016, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

Shares previously tendered into the Offer and accepted for payment, or if we elect to provide a subsequent offering period, Shares tendered in such subsequent offering period (as described in more detail in Section 1 — “Terms of the Offer”), may not be withdrawn.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or pursuant to the exercise of appraisal rights in accordance with Delaware law). This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax consequences of the Offer and the Merger that may be relevant to particular holders in light of their individual circumstances. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger (or pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received by such United States Holder pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) and such United States Holder’s adjusted federal income tax basis in such Shares therein. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, that are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.

An additional 3.8% tax is imposed on the “net investment income” of certain United States Holders. Among other items, “net investment income” generally includes gain from the disposition of the Shares and interest income, less certain deductions. Each United States Holder that is an individual, estate or trust should consult such United States Holder’s tax advisor with respect to the potential application of this additional tax.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger (or appraised in an appraisal proceeding by the Delaware Court of Chancery) unless:

•	the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that such Non-United States Holder maintains in the United States); or

•	the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•	the Non-United States Holder exercises appraisal rights and receives amounts that are or are deemed to be interest for federal income tax purposes, which amounts will be subject to tax at a 30% tax rate or at a lower rate if such Non-United States Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

“Effectively connected” gains that are recognized by a corporate Non-United States Holder also may be subject, under certain circumstances, to an additional “branch profits tax” at a 30% rate or at a lower rate if such holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding. Payments made to a noncorporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate IRS Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN.

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “ANAD.” The following table sets forth the high and low sales prices per Share for the periods indicated as reported on NASDAQ based on published financial sources:

	High	Low
Calendar Year 2013:
First Quarter	$2.87	$1.74
Second Quarter	2.34	1.67
Third Quarter	2.45	1.71
Fourth Quarter	2.20	1.71
Calendar Year 2014:
First Quarter	$2.17	$1.66
Second Quarter	1.76	0.79
Third Quarter	0.93	0.57
Fourth Quarter	0.86	0.55
Calendar Year 2015:
First Quarter	$1.45	$0.75
Second Quarter	1.55	0.61
Third Quarter	0.77	0.19
Fourth Quarter (through November 23, 2015)	0.34	0.21

On November 11, 2015, the last full trading day before the execution of the Merger Agreement and the Offer was announced, the closing price of the Shares on NASDAQ was $0.24 per Share. On November 23, 2015, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was $0.34 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares

Anadigics has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Anadigics is not permitted to declare or pay any dividend in respect of the Shares without Aloha’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Anadigics.”

7.	Certain Information Concerning Anadigics.

Except as otherwise set forth in this Offer to Purchase, the information concerning Anadigics contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Purchaser, Aloha, the Information Agent or the Depositary take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Anadigics to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to Purchaser, Aloha, the Information Agent or the Depositary.

General. Anadigics was incorporated in Delaware in April 1984. The principal executive offices of Anadigics are located at 141 Mt. Bethel Road, Warren, New Jersey 07059 and the telephone number is (908) 668-5000.

Anadigics is a global provider of technology, design, and manufacturing of radio frequency (“RF”) semiconductor solutions for infrastructure and mobile communications and data transmission markets. Anadigics’s product portfolio includes line amplifiers, reverse path amplifiers, power amplifiers (“PAs”), and front-end integrated circuits (“FEICs”). Anadigics recently introduced foundry services provide the capacity for large scale vertical-cavity surface-emitting laser wafer processing and testing. Anadigics’s cable television (“CATV”) solutions include line amplifiers, reverse path amplifiers, and other RF products that provide the critical link within CATV infrastructure communications networks, as well as customer-premises equipment (“CPE”) devices, such as set-top boxes and cable modems. Anadigics’s wireless infrastructure products include PAs and FEICs that enable wireless connectivity for infrastructure and multimedia applications, including access points, routers, media gateways, and set-top boxes. Anadigics’s wireless infrastructure solutions include PAs that are crucial components in 3G and 4G small-cell base stations, including picocells, enterprise-class femtocells, and CPE devices that help carriers expand broadband network coverage and support greater levels of data transmission. PAs are used in a variety of 3G and 4G internet applications, including automotive, machine-to-machine, and industrial devices.

The information concerning Anadigics contained in this Offer to Purchase has been taken from or is based upon information furnished by Anadigics or its representatives or upon publicly available documents and records on file with the SEC. The foregoing summary of Anadigics’s business is qualified in its entirety by reference to Anadigics’s public filings with the SEC (which may be obtained and reviewed as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

Available Information. Anadigics files annual, quarterly and current reports, proxy statements and other information with the SEC. Anadigics’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Anadigics files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Anadigics maintains a website at www.anadigics.com. These website addresses are not intended to function as hyperlinks, and the information contained on Anadigics’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.	Certain Information Concerning Purchaser, Aloha and GaAs Labs.

General. Purchaser is a Delaware corporation and a wholly-owned subsidiary of Aloha, and Aloha is a Delaware corporation and wholly-owned subsidiary of GaAs Labs. GaAs Labs, a California limited liability company, is a private company focused on investing in companies supplying high performance semiconductors and related devices for RF, microwave and related applications in commercial communications, satellite and defense-related markets.

Both Purchaser and Aloha were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, each of Purchaser and Aloha have not carried on any activities other than those related to their formation, the Merger Agreement, the Offer and the Merger. Purchaser and Aloha have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Anadigics, with Anadigics continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Aloha. The principal executive offices of each of Purchaser, Aloha and GaAs Labs is located at 28013 Arastradero Road, Los Altos, California 94022, and their business telephone number is (408) 387-7756.

Additional Information. Certain information concerning the manager, directors and executive officers, as applicable, of Purchaser, Aloha and GaAs Labs is set forth in Annex A to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Anadigics”, Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) none of Purchaser, Aloha or GaAs Labs, or to their knowledge after reasonable inquiry, any of the persons listed in Annex A, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Anadigics, (ii) none of Purchaser, Aloha or GaAs Labs, or to their knowledge after reasonable inquiry, any of the persons listed in Annex A, has effected any transaction in the Shares or any other equity securities of Anadigics during the 60-day period preceding the date of this Offer to Purchase, (iii) none of Purchaser, Aloha or GaAs Labs, or to their knowledge after reasonable inquiry, any of the persons listed in Annex A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Anadigics, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us, Aloha and GaAs Labs, their subsidiaries, or to their knowledge after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and Anadigics or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Aloha and GaAs Labs, their subsidiaries, or to their knowledge after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and Anadigics or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Aloha, GaAs Labs or any of their respective executive officers, directors or affiliates, on the one hand, and Anadigics or any of its executive officers, directors or affiliates, on the other hand. None of Purchaser, Aloha or GaAs Labs has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we, Aloha and GaAs Labs have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us, Aloha and/or GaAs Labs with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

9.	Source and Amount of Funds.

We estimate that we will need approximately $33.5 million to purchase all Shares pursuant to the Offer and to consummate the Merger (which includes, among other things, payment to acquire the remaining Shares in the Merger and payment in respect of Anadigics Options and Anadigics Restricted Stock Unit Awards (in each case as defined in Section11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of Anadigics Options and Anadigics Restricted Stock Unit Awards”), and to pay related fees and expenses. Aloha, through GaAs Labs, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer, and will provide funding to consummate the Merger and to pay related transaction fees and expenses. Aloha and GaAs Labs expects to fund such cash requirements from its available cash on hand. In addition, GaAs Labs entered into a guarantee in favor of Anadigics pursuant to which GaAs Labs agreed to unconditionally and irrevocably guarantee the payment obligations and liabilities of Aloha and Purchaser under the Merger Agreement up to $32.2 million. See Section 11 — “The Merger Agreement; Other Agreements — Guarantee.” The Offer is not conditioned upon obtaining financing.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer

Price); and (iv) we, through Aloha and GaAs Labs, will have sufficient funds, through available cash on hand, to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer, and to provide funding to consummate the Merger and pay related transaction fees and expenses.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with Anadigics.

Background of the Offer

GaAs Labs regularly evaluates potential investments in other companies, including potential strategic acquisitions of other companies.

On or about April 23, 2014, John Ocampo, President of GaAs Labs, met with Ron Michels, Chairman and Chief Executive Officer of Anadigics, to discuss that GaAs Labs might be interested in exploring a potential transaction with Anadigics.

On or about September 11, 2015, Mr. Ocampo spoke via telephone with Mr. Michels to again discuss a potential transaction between GaAs Labs and Anadigics.

On September 15, 2015, Mr. Ocampo and Mr. Michels executed a Mutual Non-Disclosure and Standstill Agreement.

From September 16, 2015 through November 11, 2015, Messrs. Ocampo and Michels discussed via telephone various due diligence and transaction matters.

From September 16, 2015 to September18, 2015, Mr. Michels sent Mr. Ocampo various information regarding Anadigics, including an investor presentation, latest balance sheet and information regarding the Anadigics’s fabrication facility.

On September 23, 2015, a representative of GaAs Labs visited Anadigics’s Warren, New Jersey fabrication facility and met with Anadigics senior management.

On or about September 25, 2015, Messrs. Ocampo and Michels spoke via telephone to further discuss a potential transaction, including a possible acquisition of Anadigics by GaAs Labs.

On or about September 28, 2015, Messrs. Ocampo and Michels spoke via telephone concerning the potential transaction. Also, on or about September 29, 2015, Mr. Ocampo advised Mr. Michels that he intended to send to Anadigics a written proposal on behalf of GaAs Labs concerning the contemplated transaction.

On September 30, 2015, representatives of GaAs Labs delivered a letter to Anadigics, indicating GaAs Labs’ willingness to acquire Anadigics in an all cash transaction at a price range of $0.38 to $0.42 per Share and requesting a 60-day exclusivity period to negotiate a definitive merger agreement with Anadigics.

On October 2, 2015 and October 3, 2015, Messrs. Ocampo and Michels again discussed via telephone the potential transaction, including GaAs Labs’s request for an exclusivity period in which to negotiate with Anadigics and the facilitation of GaAs Labs’s due diligence investigation of Anadigics.

On October 5, 2015, Messrs. Ocampo and Michels spoke via telephone. Among other things, Mr. Michels informed Mr. Ocampo that Anadigics had engaged Needham & Company (“Needham”) as its financial advisor and that Needham had been directed to contact other likely potential buyers.

On October 7, 2015, representatives of GaAs Labs delivered a due diligence request list to Anadigics.

On October 13, 2015, Needham provided GaAs Labs with a revised indication of interest, increasing the all cash price range to $0.40 to $0.42 per Share and requesting a 25-day “Go-Shop” period following the announcement of the transaction.

On October 15, 2015, representatives of GaAs Labs met with members of Anadigics management team, including Mr. Michels, in Warren, New Jersey to discuss various matters relating to the potential transaction and to conduct legal, financial and business due diligence.

On October 16, 2015, a revised indication of interest was delivered by GaAs Labs to Needham reflecting an all cash price range of $0.38 to $0.42 per Share and certain other changes. GaAs Labs also delivered a letter agreement providing GaAs Labs the exclusive right to negotiate a potential transaction with Anadigics through November 11, 2015.

On October 16, 2015, representatives of Anadigics and GaAs Labs held a due diligence call.

From October 16, 2015 through October 20, 2015, representatives of GaAs Labs and Needham negotiated terms of the indication of interest, including the price per Share, “Go-Shop” terms, break-up fee and terms and timing of the exclusivity arrangement.

On October 21, 2015, GaAs Labs executed and delivered the non-binding indication of interest with a $0.40 price per Share, a 25 day “Go-Shop” period and a provision providing for a 3.75% break-up fee payable by Anadigics in the event of certain permitted terminations of the proposed Merger Agreement by Anadigics. The parties also executed a letter agreement granting GaAs Labs the exclusive right to negotiate a potential transaction with Anadigics through November 11, 2015 conditioned upon GaAs Labs providing Anadigics with a draft of the Merger Agreement on or before October 28, 2015.

On October 22, 2015, Anadigics granted GaAs Labs and its advisors access to its electronic data room containing legal, contractual and other information regarding Anadigics.

On October 28, 2015, Perkins Coie LLP (“Perkins Coie”), legal counsel to GaAs Labs, delivered an initial draft of the Merger Agreement to representatives of Greenbaum, Row, Smith & Davis LLP (“Greenbaum”), legal counsel to Anadigics.

From October 28, 2015 to November 11, 2015, Mr. Ocampo and Mr. Michels participated in various discussions regarding, among other things, Anadigics’s business and operations, and the offer price of the transaction.

From October 30, 2015 through November 11, 2015, representatives of GaAs Labs, Anadigics, Needham and their respective legal advisors exchanged drafts of the Merger Agreement and disclosure schedules and engaged in continued discussions regarding due diligence matters and the terms of the Merger Agreement.

From November 3, 2015 through November 5, 2015, representatives of GaAs Labs met with Anadigics management in Warren, New Jersey regarding financial due diligence and representatives of GaAs Labs conducted customer due diligence in China and Hong Kong.

On November 7, 2015, Mr. Ocampo spoke with Mr. Michels via telephone informing him that GaAs Labs proposed to decrease its purchase price to $0.35 per Share based on the potential for greater than expected future operating losses at Anadigics.

From November 8, 2015 through November 11, 2015, conversations and negotiations continued among Anadigics, GaAs Labs, Needham and their respective legal counsels with respect to final aspects of the Merger Agreement and ancillary agreements. The parties also negotiated a guarantee of the purchase price by GaAs Labs. Discussions also commenced with respect to the proposed press release and other public communications.

On November 9, 2105, via telephone Mr. Michels asked Mr. Ocampo for a purchase price greater than $0.35 per Share. Mr. Ocampo indicated to Mr. Michels that GaAs Labs would not offer more than $0.35 per Share.

On November 11, 2015, Perkins Coie delivered a final copy of the Merger Agreement to Anadigics for its consideration.

On November 11, 2015, the manager of GaAs Labs and the boards of directors of Aloha and Purchaser held a meeting attended by representatives of Perkins Coie to receive an update on the status of the due diligence and negotiations regarding the Merger Agreement. Following the meeting, the boards of directors of each of Aloha and Purchaser approved the Merger Agreement and the transactions contemplated thereby by written consent.

On the afternoon of November 11, 2015, after the closing of trading on NASDAQ, Aloha, Purchaser and Anadigics executed the Merger Agreement. On the morning of November 12, 2015, Anadigics issued a press release announcing the execution of the Merger Agreement.

11.	The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser, Aloha and GaAs Labs — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Aloha, us and Anadigics or any of their respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Aloha, us and Anadigics or any of their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Aloha, us and Anadigics were qualified and subject to important limitations agreed to by Aloha, us and Anadigics in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were confidentially provided by Anadigics to us but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable but in no event more than ten (10) business days after the date of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the satisfaction or waiver by us of the other conditions that are described in Section 15 — “Conditions to the Offer,” Aloha will cause us to accept for payment, and we will accept for payment, all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date. The initial Expiration Date shall be 11:59 P.M., New York City time, on the date that is the later of (i) twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) of the Exchange Act) after the date on which the Offer is first commenced and (ii) ten (10) business days following the expiration of the go-shop period.

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer” (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Aloha and us, and we expressly reserve the right to (i) increase the Offer Price, (ii) waive any condition to the Offer from time to time other than the Minimum Condition, and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, we or Aloha cannot (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares subject to the Offer, (D) impose conditions to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in any manner than adversely affects Anadigics stockholders, (F) amend or modify the Minimum Condition, or (G) extend or otherwise change the Expiration Date in a manner other than as request or permitted by the Merger Agreement, in each case without the prior written consent of Anadigics (which Anadigics may grant or withhold in its sole discretion).

Extensions of the Offer; Subsequent Offering Period

The Merger Agreement provides that we will extend the Offer (a) for successive extension periods of ten (10) business days each, or such shorter periods as Aloha and Anadigics may agree, in order to permit the satisfaction of all remaining Offer Conditions (subject to our right to waive any condition to the Offer (other than the Minimum Condition) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived (other than the Minimum Condition, which we may not waive), and (b) for the minimum period required by applicable law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, provided that we are not obligated to extend the Offer beyond the End Date. We may also elect to provide a subsequent offering period (and one or more extensions thereof) pursuant to Rule 14d-11 of the Exchange Act of neither less than three business days nor more than twenty (20) business days following the Expiration Date, during which time Anadigics’s stockholders whose Shares have not been tendered prior to the Expiration Date (or whose Shares were tendered and later withdrawn prior to the Expiration Date) may tender, but not withdraw, their Shares and receive the Offer Price.

Anadigics Board Recommendation

The Anadigics Board has, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Anadigics and its stockholders, (ii) approved and declared advisable the Merger Agreement, and the transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL, (iii) resolved to recommend that Anadigics’s stockholders accept the Offer and tender their Shares to us pursuant to the Offer (such recommendation, the “Anadigics Board Recommendation”), and (iv) adopted a resolution having the effect of causing the anti-takeover provisions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) not apply to the transactions contemplated by the Merger Agreement.

The Merger

The Merger Agreement provides that, as soon as practicable following the consummation of the Offer (and in any event not later than the second business day after the satisfaction or waiver of the last Offer Condition to be satisfied or waived), subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	we will be merged with and into Anadigics and, as a result of the Merger, our separate corporate existence will cease;

•	Anadigics will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Aloha; and

•	all of our rights, privileges, immunities, powers and franchises and those of Anadigics will vest in Anadigics as the Surviving Corporation.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. Unless otherwise determined by Aloha prior to the Effective Time, at the Effective Time, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to be as set forth in Exhibit B to the Merger Agreement (which is substantially similar to our certificate of incorporation), (ii) the bylaws of the Surviving Corporation will be amended and restated to be as set forth on Exhibit C to the Merger Agreement (which are substantially similar to our bylaws) and (iii) the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals who are designated as our directors and officers immediately prior to the Effective Time.

Merger Closing Conditions. Our obligations and the obligations of Aloha, on the one hand, and Anadigics, on the other hand, to effect the Merger are each subject to the satisfaction of each of the following conditions (which are in addition to the Offer Conditions described below in Section 15 — “Conditions to the Offer”):

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any governmental body of competent jurisdiction and remain in effect, and there shall not be any applicable law or order, enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; and

•	the acceptance for payment by Purchaser of all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Merger Consideration. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 16 — “Certain Legal Matters — Appraisal Rights”) (each an “Eligible Share”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Aloha, Purchaser, Anadigics or any of their respective wholly owned subsidiaries, which Shares will be cancelled without any consideration delivered in exchange therefor.

Payment for Shares. Prior to the Acceptance Time, Aloha will designate Computershare Trust Company, N.A. as paying agent to make payment of the consideration payable in the Merger (in such capacity, the “Paying Agent”). At the Closing, Aloha will deposit, or cause to be deposited, with the Paying Agent sufficient funds to pay the aggregate merger consideration payable in respect of the Shares.

Promptly after the Effective Time, the Paying Agent will mail to each holder of Shares (other than Shares then owned by Aloha, Anadigics or any of their respective wholly-owned subsidiaries) a Letter of Transmittal and instructions advising the stockholders how to surrender Eligible Shares represented by Share Certificates or book entry (“Book-Entry Shares”) in exchange for the consideration payable in the Merger. The Paying Agent will pay the consideration payable in the Merger to the holders of Eligible Shares upon (1) surrender of a Share Certificate for shares held in certificate form, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions therein or (2) receipt by the Paying Agent of an Agent’s Message in respect of such Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Interest will not be paid or accrue in respect of the consideration payable in the Merger.

If any cash deposited with the Paying Agent is not claimed within 180 days following the Effective Time, such cash will be returned to the Surviving Corporation, upon its demand, and any stockholders who have not theretofore complied with the Share exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for payment of their claims for the consideration payable in the Merger, without interest, less any applicable withholding taxes. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of Shares for any consideration payable in the Merger delivered in respect of such Shares to a public official pursuant to abandoned property, escheat or other similar applicable law.

The transmittal instructions will include instructions regarding actions to be taken if the stockholder has lost a Share Certificate or if it has been stolen or destroyed. In order to obtain the consideration payable in respect of the Shares evidenced by such lost, stolen or destroyed Share Certificate, the stockholder will have to provide an affidavit to that fact (which will include an agreement to indemnify Aloha, the Surviving Corporation and the Paying Agent against all expenses, losses and claims that may be incurred in respect of such lost, stolen or destroyed Share Certificate) and, if required by Aloha, post a bond in a customary amount and upon such terms as may be required by Aloha as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of Anadigics Options and Anadigics Restricted Stock Unit Awards

Anadigics Options. At the Effective Time, each Anadigics Option granted under any Anadigics Equity Plan (as defined below) other than Anadigics’s Employee Stock Purchase Plan, Amended and Restated (May 13, 2010) (the “ESPP”) that is outstanding immediately prior to the Effective Time and that is not then fully vested and exercisable will become fully vested and exercisable as of immediately prior to the Effective Time. At the Effective Time, each outstanding Anadigics Option (after giving effect to the acceleration described above) will be cancelled and, in consideration for such cancellation, the holders thereof will automatically receive, as soon as practicable but in no event more than thirty (30) days following the Effective Time, an amount in cash equal to (i) the total number of shares of subject to such Anadigics Option, multiplied by (ii) the excess, if any of (A) the Offer Price over (B) the per share exercise price for such Anadigics Option, without interest and subject to any applicable tax withholding.

Anadigics Restricted Stock Unit Awards. Each time-based restricted stock unit award for Shares and each performance-based restricted stock unit award for Shares granted and earned for 2013 performance, in each case granted under any Anadigics Equity Plan other than the ESPP (each, an “Anadigics Restricted Stock Unit Award”) that is outstanding immediately prior to the Effective Time and that is not then fully vested will become fully vested as of immediately prior to the Effective Time. At the Effective Time, all Anadigics Restricted Stock Unit Awards outstanding immediately prior to the Effective Time (after giving effect to the acceleration of vesting described above) will be cancelled and, in consideration for such cancellation, the holders thereof will automatically receive, as soon as practicable but in no event more than thirty (30) days following the Effective Time, an amount in cash equal to (i) the total number of Shares subject to such Anadigics Restricted Stock Unit Award, multiplied by (ii) the Offer Price, without interest and subject to any applicable tax withholding. Each performance-based restricted stock unit award for Shares under any Anadigics Equity Plan and that is not an Anadigics Restricted Stock Unit Award that is outstanding immediately prior to the Effective Time will be cancelled without consideration as of the Effective Time.

“Anadigics Equity Plans” means, collectively, Anadigics’s 1995 Long-Term Incentive and Share Award Plan for Officer and Directors; Anadigics’s 1997 Long Term Incentive and Share Award Plan; Anadigics’s Amended and Restated 2005 Long Term Incentive and Share Award Plan; Anadigics’s 2015 Long Term Incentive and Share Award Plan and the ESPP, each as amended from time to time, including the programs and forms of agreement adopted thereunder.

Representations and Warranties

The Merger Agreement contains representations and warranties of Aloha, us and Anadigics. Some of the representations and warranties in the Merger Agreement made by Anadigics are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, event, condition, occurrence, fact, circumstance, effect, action or omission that, individually or in the aggregate, does or is reasonably expected to (i) result in a material adverse effect on the assets, liabilities, business, properties, financial condition, results of operations or prospects of Anadigics and its subsidiaries, taken as a whole, (ii) prevent, materially impede or materially delay the consummation by Anadigics of the Merger or the other transactions contemplated by the Merger Agreement or (iii) result in a material impairment of the ability of Aloha and its subsidiaries to continue operating the business of Anadigics and its subsidiaries after the closing of the Merger in substantially the same manner as it was operated immediately prior to the date of the Merger Agreement; provided, however, that a “Material Adverse Effect” does not include any changes, events, conditions, occurrences, facts, circumstances, effects, actions or omissions (whether individually or in the aggregate) resulting from, attributable or arising out of any of the following:

•	general economic conditions in the United States or any other country or region in the world (or changes in such conditions), or conditions in the global economy generally, except to the extent such events disproportionately impact Anadigics and its subsidiaries in any material respect relative to the other companies operating in the industries in which Anadigics and its subsidiaries operate;

•	political (or changes in such conditions) conditions in the United States or any other country or region in the world, or any act of terrorism, sabotage or war (including the escalation or worsening of such acts) in the United States or any other country or region in the world, except to the extent such events disproportionately impact Anadigics and its subsidiaries in any material respect relative to the other companies operating in the industries in which Anadigics and its subsidiaries operate;

•	any change in price or trading volume of Anadigics’s stock, in and of itself, or any failure to meet analysts’ expectations or projections of Anadigics’s revenue, earnings or other financial performance or results of operations for any period, or the failure of Anadigics to meet its internal budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations; provided that changes underlying or contributing to any such failure will be considered in determining whether there has been or would reasonably be expected to be a Material Adverse Effect;

•	any change in applicable law or other legal or regulatory condition, GAAP or other accounting standards (or the interpretation thereof), except to the extent such events disproportionately impact Anadigics and its subsidiaries in any material respect relative to the other companies operating in the industries in which Anadigics and its subsidiaries operate;

•	conditions (or changes in conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country, or changes in currency exchange rates of any country, except to the extent such events disproportionately impact Anadigics and its subsidiaries in any material respect relative to the other companies operating in the industries in which Anadigics and its subsidiaries operate;

•	conditions (or changes in conditions) generally affecting the industries in which Anadigics and its subsidiaries conduct business; except to the extent such events disproportionately impact Anadigics and its subsidiaries in any material respect relative to the other companies operating in the industries in which Anadigics and its subsidiaries operate; or

•	earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other nature disasters or other force majeure events in the United States or any other country or region in the world, except to the extent such events disproportionately impact Anadigics and its subsidiaries in any material respect relative to the other companies operating in the industries in which Anadigics and its subsidiaries operate.

In the Merger Agreement, Anadigics has made customary representations and warranties to Aloha and us with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Anadigics and its subsidiaries;

•	Anadigics’s and its subsidiaries’ capitalization;

•	corporate authorization and enforceability of the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and the organizational or governing documents or certain agreements of Anadigics and its subsidiaries or applicable laws, on the other hand;

•	required government filings, approvals and notices;

•	Anadigics’s SEC reports and financial statements;

•	the absence of certain changes or events;

•	title to assets;

•	real property and equipment;

•	intellectual property matters, including the absence of infringement of rights of others;

•	material contracts and the absence of any defaults under material contracts;

•	the absence of certain material undisclosed liabilities;

•	compliance with applicable laws;

•	compliance with permits necessary to conduct its business;

•	compliance with anti-bribery laws, supply chain laws, customs and import laws, and the use conflict minerals;

•	tax matters, including filings of material tax returns and payment of material taxes;

•	employee benefit matters, including the status of employee benefit plans, and labor matters;

•	environmental matters, including compliance with applicable environmental laws;

•	insurance coverage;

•	the absence of undisclosed transactions with affiliates;

•	the absence of any material litigation or other legal proceedings, claims or investigations;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement;

•	the inapplicability of a stockholder vote required to authorize the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•	the receipt by the Anadigics Board of a fairness opinion from Needham;

•	parties entitled to broker or finder fees based on Anadigics’s arrangements;

•	export controls;

•	government contracts;

•	the accuracy of information supplied by Anadigics for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9;

•	Anadigics’s relationships with its top customers and suppliers; and

•	product liability.

In the Merger Agreement, we and Aloha have made customary representations and warranties to Anadigics with respect to, among other things:

•	the organization, valid existence, good standing and qualification to do business of Aloha and us;

•	our formation and business;

•	corporate authorization and enforceability of the Merger Agreement;

•	the absence of any conflict between the execution of the Merger Agreement and the consummation of the Offer and the Merger, on the one hand, and our organizational or governing documents and those of Aloha, applicable laws or certain of our agreements and those of Aloha, on the other hand;

•	the accuracy of information supplied by Aloha and us for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase;

•	absence of material litigation affecting our or Aloha’s ability to consummate the transactions contemplated by the Merger Agreement;

•	availability of funds necessary to perform our respective obligations under the Merger Agreement, including the payment of the Offer Price and the aggregate consideration payable in the Merger; and

•	lack of ownership of Shares by Aloha, us or our subsidiaries and affiliates.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of Anadigics

The Merger Agreement provides that, except (i) as required or otherwise contemplated under the Merger Agreement, (ii) with the written consent of Aloha (not to be unreasonably withheld, conditioned or delayed), and (iii) as previously disclosed to Aloha in connection with entering into the Merger Agreement, during the period from the date of the Merger Agreement until the Offer Acceptance Time (or the termination of the Merger Agreement, if earlier), Anadigics and its subsidiaries will conduct their business and operations in the ordinary course and use commercially reasonable efforts to maintain compliance with applicable law and the requirements of their material contracts. Anadigics will also use reasonable efforts to preserve intact the components of its and its subsidiaries’ current business organization, including keeping available the services of its current officers, employees and consultants, and will use all reasonable efforts to maintain relations and goodwill with their respective suppliers, distributors, manufacturers, customers and other business associates and governmental bodies.

In addition, during the same period, except (i) as required or otherwise contemplated under the Merger Agreement, (ii) with the written consent of Aloha (not to be unreasonably withheld, conditioned or delayed), or (iii) as previously disclosed to Aloha in connection with entering into the Merger Agreement, Anadigics will not, and will not permit any of its subsidiaries to, take certain actions, including the following:

•	declare, authorize, set aside or pay any dividend or make any other distribution in respect of any shares of Anadigics’s capital stock, or repurchase, redeem or otherwise acquire any shares of Anadigics’s capital stock, other than (i) intercompany dividends or distributions, (ii) acquisitions by Anadigics of Shares in connection with the surrender by holders of Anadigics Options to pay the exercise price thereof, (iii) the withholding of Shares to satisfy withholding taxes with respect to awards granted under the Anadigics Equity Plans, and (iv) acquisitions by Anadigics of Anadigics Options, other stock-based awards or ESPP purchase rights in connection with the forfeiture of such awards;

•	sell, issue, grant or authorize the issuance or grant of, or accelerate the vesting or modify the terms of (i) any capital stock or other security, (ii) any option, call, warrant, share of phantom stock or phantom stock right, stock purchase or stock appreciation right, restricted stock unit, performance stock unit or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security; provided, however, that Anadigics may issue Shares upon the valid exercise of Anadigics Options, other stock-based awards or ESPP purchase rights, in each case outstanding as of the date of the Merger Agreement;

•	split, combine or reclassify any outstanding shares of capital stock of Anadigics or enter into any agreement with respect to voting of Anadigics’s or its subsidiaries’ capital stock or any securities convertible into or exchangeable for such capital stock;

•	except as required by applicable law, (i) increase the compensation payable or that could become payable by Anadigics or any of its subsidiaries to directors, officers or employees, (ii) enter into or amend in any material respect any existing employment, severance, retention or change in control agreement with any past or present officer or employee, (iii) promote any officer or employee, except in connection with Anadigics’s regular compensation review cycle or as a result of the termination or resignation of an employee or officer, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or accelerate any rights under, any employee benefit plan, or make any contribution to any employee benefit plan that is not required by law or the terms of such plan as of the date of the Merger Agreement;

•	enter into, adopt, amend, terminate or extend any collective bargaining contract, or any similar agreement with any union, works council or similar employee representative body;

•	make any widespread communication with employees of Anadigics or its subsidiaries regarding the compensation, benefits or other treatment they will receive in connection with the Offer or the Merger, or make any commitment to employees regarding such matters, unless any such communications are consistent with prior directives or documentation approved by Aloha;

•	amend, modify or waive any provision of or permit the adoption of any amendment to the certificate of incorporation, bylaws or other organizational documents of Anadigics or its subsidiaries;

•	acquire any equity interest or other interest in any other entity or enter into any joint venture, partnership or similar arrangement providing for the sharing of profits and losses;

•	incur indebtedness for borrowed money or issue debt securities or other rights to acquire debt securities of Anadigics or any of its subsidiaries, or assume, guarantee or endorse the obligations of any other person, other than draws on Anadigics’s revolving line of credit with Silicon Valley Bank in the ordinary course of business consistent with past practice in an aggregate amount outstanding at any time prior to the closing of the Merger Agreement of up to $4,000,000; provided that Anadigics provides Aloha with no fewer than three (3) business days’ prior written notice for any individual incurrence of indebtedness under such revolving line of credit in excess of $500,000;

•	enter into, or amend, modify terminate or waive any provision of any contract relating to debt (whether incurred, assumed, guaranteed or secured by any asset);

•	make capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than capital expenditures made in the ordinary course of business or otherwise consistent with Anadigics’s capital expenditure budget delivered to Aloha prior to the date of the Merger Agreement;

•

other than in the ordinary course of business, (i) acquire, lease, license or sublicense from any person any material right or other asset, including intellectual property rights, or (ii) sell or otherwise dispose of, lease, license or sublicense, or grant any covenants not to assert or sue with respect to, any material right or other material asset, including intellectual property rights, to any other person (other than sales of products and the granting of non-exclusive licenses in the ordinary course of business consistent with past practices), or (iii) waive, relinquish, abandon, allow to lapse or encumber (except for any permitted encumbrance) any material right or material asset, including material intellectual property rights (except for patents that lapse or expire at the end of their statutory term);

•	lend money or make capital contributions to, or make investments in, any person except in the ordinary course of business;

•	enter into, modify, amend or terminate any material contract, or waive, release or assign any rights or claims thereunder, in either case which would be reasonably likely to (i) result in a Material Adverse Effect or (ii) limit or restrict the Surviving Corporation (or any of its affiliates, or their respective successors and assigns) from engaging or competing in any line of business or in any geographical area;

•	except as required by applicable law, make or change any material tax election, settle or compromise any material tax liability, claim or assessment, change any annual tax accounting period, change or consent to any change in any tax accounting method, file any amended material tax return, enter into any closing agreement, surrender any right to claim a material tax refund, waive or extend or consent to any extension or waiver of the statute of limitations period applicable to any material taxes, tax claim or assessment, or incur any material tax liability outside of the ordinary course of business;

•	hire or terminate any employee or independent contractor outside of the ordinary course of business or with annual aggregate compensation in excess of $100,000;

•	commence or settle any legal proceeding;

•	change any of its methods of accounting or accounting practices in any material respect unless required by GAAP or by applicable law; and

•	agree or commit to take any of the foregoing actions.

Go-Shop Period; No Solicitation

During the period from the date of the Merger Agreement until 11:59:59 p.m. (New York City time) on December 6, 2015 (the “Go-Shop Period End Date”), Anadigics, its subsidiaries and their representatives have the right to:

•	solicit, initiate or encourage, any inquiry, indication of interest, proposal or offer that constitutes an Acquisition Proposal (as defined below);

•	waive or permit the waiver of, or terminate, any “standstill” or similar obligation of any person with respect to Anadigics or its subsidiaries to allow such person to submit an Acquisition Proposal;

•	furnish any information (including non-public information) regarding Anadigics or any of its subsidiaries, or afford reasonable access during normal business hours to, the business, properties, assets, books, records and personnel of Anadigics or any of its subsidiaries, to any person in connection with or in response to an Acquisition Proposal pursuant to (A) an executed confidentiality agreement that is no less restrictive to the other part, in the aggregate, than the Non-Disclosure Agreement (as defined below) is to Aloha, or (B) to the extent applicable, the confidentiality agreement entered into with such person prior to the date of the Merger Agreement; provided, however, that Anadigics will concurrently furnish all such information or access to Aloha or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; and

•	engage in, enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any Acquisition Proposal or an inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

As promptly as reasonably practical, and in any event within one (1) business day following the Go-Shop Period End Date, Anadigics will deliver to Aloha a written notice setting forth: (A) the identity of each Excluded

Party (as defined below) that, to the knowledge of Anadigics, has or is expected to have a material equity interest in the Acquisition Proposal as proposed; and (B) the material terms and conditions of the pending Acquisition Proposal made, including the price per share thereof.

From and after the Go-Shop Period End Date until the earlier of the Acceptance Time and the termination of the Merger Agreement, neither Anadigics nor its subsidiaries nor either of their representative, directly or indirectly, will:

•	solicit, initiate or knowingly take any action to induce, facilitate or encourage the submission or announcement of any Acquisition Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	furnish any information regarding Anadigics or any of its subsidiaries, to any person (other than Aloha or us) in connection with or in response to an Acquisition Proposal or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	participate or engage in discussions or negotiations with any person (other than Aloha or us) with respect to any Acquisition Proposal or any inquiry, indication of interest, proposal, or offer that could reasonably be expected to lead to an Acquisition Proposal;

•	adopt, approve, recommend, submit to stockholder or declare advisable any Acquisition Proposal (or grant nay waiver under Section 203 of the DGCL in connection with such Acquisition Proposal);

•	release or permit the release during the period prior to Acceptance Time of any person from, or waive or permit the waiver of any provision of any confidentiality, “standstill,” or similar provision of any agreement to which Anadigics or any of its subsidiaries is a party; or

•	enter into any agreement in principal, letter of intent, term sheet, merger contract, acquisition contract, option contract or similar contract or any contract contemplating or otherwise relating to any Acquisition Proposal (except for certain confidentiality agreements);

provided, however, that Anadigics and its representatives will be permitted to take actions described above with respect to any Excluded Party. “Excluded Party” means any person (other than Aloha, us and our respective affiliates) from which Anadigics received an Acquisition Proposal prior to 11:59:59 p.m. (New York City time) on the Go-Shop Period End Date that (a) remains pending as of, and will not have been withdrawn prior to, 11:59:59 p.m. (New York City time) on the Go-Shop Period End Date; and (b) Anadigics’s Board reasonably determines in good faith, after consultation with Anadigics’s financial and legal advisors, constitutes or is likely to lead to a Superior Offer (as defined below).

Notwithstanding the above, at any time after the Go-Shop Period End Date and prior to the Acceptance Time, Anadigics is not prohibited from furnishing information regarding itself and its subsidiaries to, or participating in discussions or negotiations with, any person (other than an Excluded Party, which respect to which these restrictions will not apply) (and waiving such Person’s noncompliance with any confidentiality or “standstill” provision) in response to an unsolicited bona-fide written Acquisition Proposal that is submitted after the date of the Merger Agreement to Anadigics by such person (and not withdrawn) if (1) such Acquisition Proposal did not result from the breach of Anadigics’s non-solicitation obligations under the Merger Agreement, (2) the Anadigics Board concludes in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, that such bona-fide written Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below) and that the failure to take such action would constitute a breach of the fiduciary duties of the Anadigics Board to Anadigics’s stockholders under applicable law, (3) prior to furnishing such information, Anadigics receives from such third party an executed confidentiality agreement in customary form that is no less favorable to Anadigics than the confidentiality agreement entered into by Anadigics and Aloha (except that it need not contain any “standstill” provision), and (4) Anadigics concurrently notifies Aloha that it is taking such action and, if it is furnishing information to such Person, furnishes all such information to Aloha (to the extent not previously furnished or made available to Aloha or its representatives).

For purposes of the Merger Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal made or submitted by Aloha) relating to or that could reasonably be expected to lead to any Acquisition Transaction, which is defined as any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement), involving (1) any merger, consolidation, business combination (including by way of share exchange, joint venture or any similar transaction) or similar transaction involving Anadigics pursuant to which any Person or group (other than Anadigics stockholders immediately prior to consummation of the transaction) would hold 15% or more of the outstanding shares of Anadigics common stock after consummation of such transaction, or as a result of which Anadigics stockholders immediately prior to the consummation of such transaction would hold less than 85% of the outstanding shares of Anadigics common stock after consummation of such transaction, (2) any direct or indirect sale, license, lease, transfer, exchange or other disposition of any business or tangible or intangible assets representing 15% or more of the consolidated assets of Anadigics and its subsidiaries (or assets accounting for 15% or more of Anadigics’s income or revenue), taken as a whole, (3) any direct or indirect issuance, sale or other disposition, of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the outstanding shares of capital stock or voting power of Anadigics or any of its subsidiaries, (4) any tender offer or exchange offer that if consummated would result in or would reasonably be expected to result in any person or group beneficially owning 15% or more of the outstanding shares of common stock or voting power of Anadigics, or in which any person or group will acquire the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock or voting power of Anadigics, or (5) any combination of the foregoing.

For purposes of the Merger Agreement, “Superior Offer” means an unsolicited (unless such solicitation is permitted under the Merger Agreement), bona-fide written Acquisition Proposal (substituting each reference above in the definition of “Acquisition Proposal” to 15% with 80%) made by a third party after the date of the Merger Agreement and not resulting from a breach of Anadigics’s non-solicitation obligations described above, and which the Anadigics Board determines, in good faith, after consultation with its outside legal counsel and its financial advisor of nationally recognized reputation, to be more favorable to Anadigics’s stockholders from a financial point of view than the terms of the Offer and the Merger and that is reasonably capable of being completed on the terms proposed, taking into account all relevant factors, and for which financing, if a cash transaction, is not a condition to the consummation of the purchase transaction and is reasonably determined to be available by the Anadigics Board.

During the period from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, Anadigics has agreed to promptly (and in no event later than 24 hours after receipt thereof) advise Aloha orally and in writing of any Acquisition Proposal, any inquiry, indication of interest, proposal, offer or request that could reasonably be expected to lead to an Acquisition Proposal, including (a) the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, (b) the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, and (c) an unredacted copy of all written materials provided in connection therewith. Anadigics must keep Aloha promptly informed of any material change in the status, terms and pertinent details of any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request, including by providing (within 24 hours of receipt) an unredacted copy of all written materials subsequently provided in connection with such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request.

Immediately following the Go-Shop Period End Date, except as otherwise permitted by the Merger Agreement, Anadigics agreed to immediately cease and cause to be terminated any existing discussions with any person (other than Excluded Parties) that relate to any Acquisition Proposal or any inquiry, indication of interest, proposal, offer or request that could reasonably be expected to lead to an Acquisition Proposal, and will terminate such person’s access to any physical or electronic data rooms in connection with such Acquisition Proposal. Following the Go-Shop Period End Date, except as permitted by the Merger Agreement, Anadigics agreed to promptly (but in no event later than one (1) business day following the Go Shop Period End Date) demand that each person (other than Excluded Parties) that has executed a confidentiality agreement with

Anadigics or any of its affiliates or any of its or their representatives with respect to such person’s consideration of a possible Acquisition Proposal to immediately return or destroy all confidential information furnished by Anadigics, any of its subsidiaries or any of its or their affiliates or representatives to such person, such person’s subsidiaries or any of their respective affiliates or representatives.

Anadigics Board’s Recommendation; Adverse Change Recommendation

The Anadigics Board has made the Anadigics Board Recommendation that the holders of the Shares accept the Offer and tender their Shares into the Offer. The Anadigics Board has also agreed to include the Anadigics Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Anadigics Board Recommendation in this Offer to Purchase and documents related to the Offer.

In addition, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, neither Anadigics, the Anadigics Board nor any committee thereof may (i) withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, qualify or modify the Anadigics Board Recommendation in any manner adverse to Aloha or us, (ii) approve, recommend, submit to stockholders for approval and adoption or declare advisable any Acquisition Proposal, (iii) fail to publicly reaffirm the Anadigics Board Recommendation within five (5) business days after receipt of a written request by Aloha to provide such reaffirmation following the commencement by a third part of a tender offer or exchange offer related to the Shares or public disclosure of an Acquisition Proposal other than a commenced tender offer or commenced exchange offer, or (iv) within five (5) business days following the commencement by a third party of any tender offer or exchange offer related to the Shares, fail to file a Schedule 14D-9 disclosing that Anadigics recommends rejection of such tender offer or exchange offer (any such action, an “Adverse Change Recommendation”)

However, at any time prior to the Acceptance Time, the Anadigics Board may make an Adverse Change Recommendation or terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”) if and only if (in the event of a Superior Offer):

•	such Superior Offer did not result from a breach of Anadigics’s non-solicitation obligations discussed above;

•	the Anadigics Board determines in good faith, after consultation with Anadigics’s outside legal counsel, that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement would constitute a breach of the fiduciary duties of the Anadigics Board to Anadigics’s stockholders under applicable law;

•	Aloha shall have received from Anadigics prior written notice of Anadigics’s intention to make an Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement at least five (5) business days prior to making any Adverse Change Recommendation or terminating the Merger Agreement to enter into a Specified Agreement (a “Change of Recommendation Notice”);

•	Anadigics shall have negotiated in good faith with Aloha during such five (5) business day period with respect to any proposed revisions to the Merger Agreement or other proposals made by Aloha, if any, so that the Acquisition Proposal would no longer constitute a Superior Offer;

•	after considering the results of negotiations with Aloha and taking into account Aloha’s proposals, if any, and after consulting with its outside legal counsel and its financial advisor of nationally recognized reputation, the Anadigics Board shall have determined in good faith that such Acquisition Proposal remains a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to enter into a Specified Agreement would constitute a breach of the fiduciary duties of the Anadigics Board to its stockholders under applicable law; and

•	if Anadigics intends to terminate the Merger Agreement to enter into a Specified Agreement, it must have paid the termination fee described in “Termination Fees” below.

The requirements described above also apply to any material amendment to any Acquisition Proposal or any successive Acquisition Proposals, in which case references to five (5) business days will instead be two (2) business days.

In addition, under certain circumstances, the Anadigics Board may make an Adverse Change Recommendation with respect to an “Intervening Event,” which is defined as any material development or event, or material change in circumstances that occurs or arises after the date of the Merger Agreement and that (i) was not known or reasonably foreseeable by the Anadigics Board as of the date of the Merger Agreement, (ii) occurs or arises after the date of the Merger Agreement, (iii) did not result from the breach of any of Anadigics’s obligations under the Merger Agreement (including its non-solicitation obligations, described above), and (iv) is neither remote nor speculative. Neither the receipt, existence or terms of any Acquisition Proposal (or any matter relating to any Acquisition Proposal) may be considered an “Intervening Event”. The Anadigics Board may make an Adverse Change Recommendation with respect to an “Intervening Event” if and only if:

•	the Anadigics Board determines in good faith, after consulting with its outside legal counsel, that the failure to make the Adverse Change Recommendation in connection with an Intervening Event would constitute a breach of its fiduciary duties to its stockholders under applicable law;

•	Aloha shall have received from Anadigics a Change of Recommendation Notice at least five (5) business days prior to making any such Adverse Change of Recommendation, describing the Intervening Event in reasonable detail;

•	during such five (5) business day period, Anadigics shall have negotiated in good faith with Aloha with respect to any proposed revisions to the Merger Agreement or other proposals made by Aloha, if any, that would obviate the need to make an Adverse Change Recommendation; and

•	after considering the results of negotiations with Aloha and taking into account the proposals made by Aloha, if any, and after consulting with its outside legal counsel, the Anadigics Board shall have determined in good faith that the failure to make the Adverse Change Recommendation would constitute a breach of the fiduciary duties of the Anadigics Board its stockholders under law.

In the event of any material change to the facts and circumstances relating to an Intervening Event, such change would require Anadigics to deliver a new Change of Recommendation Notice to Aloha and to comply again with the procedures described above.

Nothing contained in the procedures described in the paragraph above will prohibit the Anadigics Board from taking and disclosing to the Anadigics stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or otherwise making any disclosure to Anadigics’s stockholders if the Anadigics Board determines in good faith (after consulting with outside legal counsel) that the failure to make such disclosure would constitute a breach of its fiduciary duties under applicable law; provided, however, that no such disclosure may not contain an Adverse Change Recommendation. Neither Anadigics nor the Anadigics Board is permitted to recommend that Anadigics’s stockholders tender any securities in connection with any tender or exchange offer or otherwise approve, endorse or recommend any Acquisition Proposal, unless in each case, in connection therewith, the Anadigics Board effects an Adverse Change Recommendation in accordance with the terms of the Merger Agreement.

Application of Section 251(h) of the DGCL

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer, Aloha, we and Anadigics have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of stockholders of Anadigics in accordance with Section 251(h) of the DGCL.

Employee Matters

ESPP. As soon as administratively practicable after the date of the Merger Agreement, and in any case prior to the date on which the first offering period under the ESPP after the date of the Merger Agreement is regularly scheduled to commence, Anadigics will take all actions necessary or required under the ESPP (including, if appropriate, amending the terms of the ESPP) and applicable law to (i) suspend the ESPP and Anadigics’s 2016 Employee Stock Purchase Plan (the “2016 ESPP”) so that no further offering periods commence after the date of the Merger Agreement; (ii) limit the number of participation increases during any offering period to zero; (iii) cause the purchase of shares subject to outstanding participation elections for the purchase period ongoing under the ESPP as of the date of the Merger Agreement to take place on the business day immediately preceding the day on which the Effective Time occurs and (iv) cause the ESPP and the 2016 ESPP to terminate as of immediately prior to the Effective Time.

Other Matters. Anadigics has agreed to take all actions necessary or required under the applicable plan or other legal regulations to cause, as of immediately prior to the Effective Time, the termination of each Anadigics Equity Plan and Anadigics’s Severance Pay Plan. Furthermore, Anadigics has agreed to obtain written acknowledgement satisfactory to Aloha from each holder of Anadigics Options that have an exercise price greater than the Offer Price, indicating that such holder agrees that such award will be cancelled and extinguished as of the Effective Time without payment of any consideration.

Rule 14d-10(d) Matters

Anadigics has agreed that, prior to the Acceptance Time, it will (acting through the Anadigics Board or its compensation committee) cause to be exempt under Rule 14d–10(d) of the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date of the Merger Agreement by Anadigics, Aloha or any of their respective affiliates with current or future directors, officers or employees of Anadigics and its affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Efforts to Close the Transaction

Each of Aloha, us and Anadigics have agreed to cooperate with one another and use reasonable best efforts to take all actions, and do all things reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental body in order to consummate the transactions contemplated by the Merger Agreement.

Neither Aloha nor any of its affiliates is required to agree, consent or commit to any divestitures or licenses or other undertakings or to proffer to, or agree to, sell or license or hold separate and agree to sell, license transfer or assign, before or after the Effective Time, (i) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, before or after the Effective Time, the sale, divestiture, licensing or disposition of any assets or businesses of Aloha or its subsidiaries and affiliates, or of Anadigics or its subsidiaries, (ii) otherwise take or commit to take any action that would limit the freedom of action of Aloha, its subsidiaries or affiliates with respect to, or would limit Aloha’s or its affiliates’ ability to retain, any of the businesses, product lines or assets of Aloha or its subsidiaries, in each case as may be required to avoid the entry of, or to effect the dismissal or termination of, any injunction, temporary restraining order or other order in any legal proceeding, or (iii) defend any lawsuit or other legal proceeding, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement (other than the defense against any request for preliminary relief).

We and Aloha, on the one hand, and Anadigics, on the other hand, have agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental body with respect to the transactions contemplated by the Merger Agreement of which such party had knowledge, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other parties of any communication to or from the United States Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other governmental body to the extent regarding the transactions contemplated by the Merger Agreement, or regarding any such request, inquiry, investigation, action or legal proceeding, and provide a copy of all written communications.

Each of Anadigics and Aloha have the right to review in advance, and to the extent practicable each will consult the other on (and consider in good faith all comments reasonably proposed by the other party with respect to) all material information relating to such party and any of its subsidiaries that appears in any filing made with, or written materials submitted to, any governmental body in connection with the Offer and the transactions contemplated by the Merger Agreement. Anadigics and Aloha have further agreed to, as circumstances reasonably permit, consult with the other party in advance of any meeting or conference with a governmental body relating to the transactions contemplated by the Merger Agreement and give the other party the opportunity to attend and participate in such meetings and conferences.

Takeover Statute

Anadigics has agreed that if any state takeover law or similar law may become, or may purport to be, applicable to the transactions contemplated by the Merger Agreement, Anadigics and the Anadigics Board will grant such approvals and take such reasonable actions as are necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to eliminate the effect of any such takeover law or similar law on any of the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

Aloha has agreed that, it will, and will cause the Surviving Corporation to, from the Effective Time until the sixth anniversary of the Effective Time:

•	to the fullest extent that Anadigics and its subsidiaries would have been permitted to under applicable law and their respective certificates of incorporation or bylaws or other organizational documents or indemnification agreements in effect as of the date of the Merger Agreement, indemnify, defend and hold harmless (and advance expenses to) each individual who at any time prior to the Effective Time was a director or officer of Anadigics or any of its subsidiaries, with respect to actions or omissions occurring or alleged to have occurred prior the Effective Time; and

•	maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by Anadigics as of the date of the Merger Agreement for the benefit of such indemnified persons and any other employees, agents or individuals covered by such insurance policies, with respect to matters occurring or alleged to have occurred prior to the Effective Time, or such other insurance policy with substantially similar coverage and with terms and conditions not less advantageous in any material respect than the existing policy; provided, however, that in lieu of Aloha purchasing such insurance, Anadigics may purchase a six-year “tail” policy for the existing policy with the annual premium for such “tail policy” capped at 150% of the annual premium paid for Anadigics’s existing directors’ and officers’ insurance policy.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to securityholder litigation, third party consents, public announcements and access, confidentiality, matters with respect to Section 16 of the Exchange Act, the resignation of Anadigics and its subsidiaries’ directors, notification of certain changes and developments (including changes that would result in any Offer Conditions not being capable of satisfaction prior to the End Date), stock exchange delisting and deregistration and payoff of Anadigics’s indebtedness.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Aloha and Anadigics;

•	by either Aloha or Anadigics by written notice to the other if a court of competent jurisdiction or other governmental body issues a final and nonappealable order, decree or ruling, or takes any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal;

•	by Aloha by written notice to Anadigics at any time prior to the Acceptance Time, if, whether or not permitted to do so, (a) Anadigics, the Anadigics Board or any committee thereof has made an Adverse Change Recommendation, (b) Anadigics has entered into any definitive agreement, agreement in principle, letter of intent, term sheet, option agreement or similar contract with a third party that contemplates or requires an Acquisition Transaction (other than a permitted confidentiality agreement), or (c) Anadigics violates any of its obligations described under “Go Shop Period; No Solicitation” above;

•	by either Aloha or Anadigics by written notice to the other if the Acceptance Time does not occur on or prior to the close of business on the date that is the End Date; provided that neither Aloha nor Anadigics may exercise such termination right if it breached any provision of the Merger Agreement and such breach proximately caused the failure of the Acceptance Time to have occurred by such time (such termination, an “End Date Termination”);

•	by Anadigics by written notice to Aloha at any time prior to the Acceptance Time, in order to accept a Superior Offer and enter into the Specified Agreement relating to such Superior Offer, if (i) such Superior Offer did not result from any breach by Anadigics of its obligations described under “Go Shop Period; No Solicitation” above, (ii) the Anadigics Board, after satisfying all of applicable requirements with respect to an Adverse Change Recommendation, authorizes Anadigics to enter into the Specified Agreement and (iii) Anadigics pays the termination fee described below and enters into the Specified Agreement concurrently with the termination of the Merger Agreement (such termination, a “Superior Offer Termination”);

•	by Aloha by written notice to Anadigics prior to the Acceptance Time, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in the Merger Agreement on the part of Anadigics has occurred that would cause a failure of the conditions in Annex I to the Merger Agreement to be satisfied, including any change, development, event, occurrence, fact, condition, circumstance or effect that would cause a failure of the condition set forth in Section 2(d) of Annex I to have occurred; provided, however, that, for purposes of this Section 8.1(f) of the Merger Agreement, if such a breach is curable by Anadigics within the earlier of the End Date and thirty (30) days following the date on which Aloha gives Anadigics notice of such breach and Anadigics is continuing to use commercially reasonable efforts to cure such breach, then Aloha may not terminate the Merger Agreement under this section on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period; or

•	by Anadigics by written notice to Aloha at any time prior to the Acceptance Time if (i) a breach of any representation or warranty has had or would reasonably be expected to have a material and adverse effect on Aloha’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement or (ii) a failure to perform in any material respect any covenant or obligation contained in the Merger Agreement on the part of Aloha has occurred; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by Aloha within the earlier of the End Date and thirty (30) days following the date on which Anadigics gives Aloha notice of such breach and Aloha is continuing to use commercially reasonable efforts to cure such breach, then Anadigics may not terminate the Merger Agreement under this section on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period.

Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect, subject to certain designated provisions of the Merger Agreement that survive, including the effect of termination, expenses and termination fee and other miscellaneous provisions and the confidentiality agreement between Aloha and Anadigics, which will remain in full force and effect in accordance with its terms. The termination of the Merger Agreement does not relieve any party from any liability for any willful and intentional breach of the Merger Agreement prior to the date of the termination.

Termination Fees. Anadigics has agreed to pay Aloha a termination fee of $1.2 million (the “Termination Fee”), if:

•	(i) (A) the Merger Agreement is terminated by Aloha or Anadigics pursuant to an End Date Termination, (B) after the date of the Merger Agreement and prior to the termination of the Merger Agreement, an Acquisition Proposal is publicly made, commenced, submitted or announced and not withdrawn prior to the 5th business day prior to such termination, and (C) Anadigics consummates or signs a definitive agreement with respect to a Specified Acquisition Transaction (as defined below) within 12 months after such termination;

•	(ii) the Merger Agreement is terminated by Aloha pursuant to an Adverse Change Recommendation Termination; or

•	(iii) the Merger Agreement is terminated by Anadigics pursuant to a Superior Offer Termination.

A “Specified Acquisition Transaction” is defined as an Acquisition Transaction (described above in “Go Shop Period; No Solicitation”) except that all references to 15% or to 85% are deemed references to 50%.

Any Termination Fee will be paid as follows: (A) in the case of clause (i) above, substantially concurrently with the consummation of a Specified Acquisition Transaction, (B) in the case of clause (ii) above, within two (2) business days following termination of the Merger Agreement, or (C) in the case of clause (iii) above, concurrently with the termination of the Merger Agreement.

Specific Performance

We, Aloha and Anadigics are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or in equity.

Fees and Expenses

Except as provided in this Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination Fees,” all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses.

Governing Law

The Merger Agreement is governed by Delaware law.

Guarantee

To induce Anadigics to enter into the Merger Agreement, GaAs Labs executed a Guarantee, dated as of November 11, 2015 (the “Guarantee”), in favor of Anadigics. Pursuant to, and subject to the terms, limitations and conditions of, the Guarantee, GaAs Labs agreed to absolutely, unconditionally and irrevocably guarantee to Anadigics the due and punctual performance and discharge of the payment obligations and liabilities of Aloha and Purchaser of under Section 2.7(a) of the Merger Agreement (collectively, the “Payment Obligations”); provided that, in no event will GaAs Labs’s liability under the Guarantee exceed an amount equal to $32.2 million (the “Cap”), and GaAs Labs will in no event be required to pay Anadigics or any other person, pursuant to the Guarantee, more than the Cap. The Guarantee expires and will have no further force or effect, and Anadigics will have no rights under the Guarantee, upon the closing of the Merger. Notwithstanding anything to the contrary set forth in the Guarantee, to the extent that Aloha is relieved from the Payment Obligations by satisfaction thereof or pursuant to any agreement with Anadigics, GaAs Labs will be similarly relieved, to such extent, of its obligations under the Guarantee. The Guarantee contains customary representations, warranties, covenants and other provisions.

The foregoing summary of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Guarantee, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.

Mutual Non-Disclosure and Standstill Agreement

GaAs Labs and Anadigics entered into a Mutual Non-Disclosure and Standstill Agreement, dated as of September 15, 2015 (the “Non-Disclosure Agreement”). Under the terms of the Non-Disclosure Agreement, the parties agreed that, subject to certain exceptions, any confidential information regarding either party or any of their respective subsidiaries, affiliates or divisions furnished to the other party or its representatives would be kept confidential for a period of two (2) years, and such confidential information should be used by such parties and their respective representatives solely for the purpose of evaluating a possible transaction between GaAs Labs and Anadigics. The Non-Disclosure Agreement also includes a standstill provision subject to certain exceptions and a non-solicitation provision of certain employees, in each case for the period of twelve (12) months from the date of the Non-Disclosure Agreement.

The foregoing summary of the Non-Disclosure Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Non-Disclosure Agreement, a copy of which is filed as Exhibit (d)(3) to the Schedule TO, which is incorporated herein by reference.

Exclusivity Agreement

GaAs Labs and Anadigics entered into a letter agreement on October 20, 2015 (the “Exclusivity Agreement”). Pursuant to the Exclusivity Agreement, in recognition of the substantial amount of time and resources that GaAs Labs may expend in evaluating and negotiating the terms of a possible acquisition transaction between GaAs Labs and Anadigics, for a period beginning as of the date of the Exclusivity Agreement and ending as of the earlier of (a) 11:59 p.m. (Pacific Time) on November 11, 2015 or (b) such earlier time and date on which the parties agree in writing to discontinue discussions regarding the possible acquisition transaction (the “Exclusivity Period”), Anadigics agreed not to, and cause its subsidiaries, affiliates and representatives not to, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, or furnish any information to, any person other than GaAs Labs in connection with a possible acquisition transaction or any other transaction the consummation of which could prevent or materially delay the consummation of a possible acquisition transaction with GaAs Labs. In addition, Anadigics agreed to terminate or suspend any negotiations with any party other than GaAs Labs regarding a possible acquisition transaction, and promptly (and in any event within 24 hours) notify GaAs Labs regarding any contact by any third party regarding any offer, proposal, inquiry or other communication regarding any competing transaction, subject to certain limitations and conditions. Anadigics also agreed not to accept or enter into any competing transaction during the Exclusivity Period.

The foregoing summary of the Exclusivity Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Exclusivity Agreement, a copy of which is filed as Exhibit (d)(4) to the Schedule TO, which is incorporated herein by reference.

12.	Purpose of the Offer; Plans for Anadigics.

Purpose of the Offer. We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, Anadigics. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, subject to the satisfaction or waiver of the conditions to the obligations of Aloha and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable following the Acceptance Time.

Holders of Shares who tender their Shares into the Offer will cease to have any equity interest in Anadigics and will no longer participate in the future growth of Anadigics. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in Anadigics and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

Merger Without a Vote. If the Offer is consummated, we do not anticipate seeking the approval of Anadigics’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Anadigics in accordance with Section 251(h) of the DGCL.

Plans for Anadigics. The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into Anadigics, with Anadigics becoming the Surviving Corporation and a wholly-owned subsidiary of Aloha, and that, following the Merger and until thereafter amended, our certificate of incorporation as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation and at the Effective Time, our bylaws will be the bylaws of the Surviving Corporation until thereafter amended.

Our directors immediately prior to the Effective Time will become the only directors of the Surviving Corporation at the Effective Time and our officers at such time will become the only officers of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.”

We will continue to evaluate the business and operations of Anadigics during the pendency of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of Anadigics’s business, operations, capitalization and management with a view to optimizing development of Anadigics’s potential. Plans may change based on further analysis including changes in Anadigics’s business, corporate structure, charter, bylaws, capitalization, board of directors, management, officers, indebtedness or dividend policy, although, except as disclosed in this Offer to Purchase, we and Aloha have no current plans with respect to any of such matters.

Except as described elsewhere in this Offer to Purchase, none of Purchaser, Aloha or GaAs Labs has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Anadigics or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Anadigics or any of its subsidiaries, (iii) any change in the Anadigics Board or management of Anadigics, (iv) any material change in Anadigics’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in Anadigics’s corporate structure or business, (vi) any class of equity securities of Anadigics being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of Anadigics becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.	Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Aloha and its affiliates. Neither Aloha nor its affiliates can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to NASDAQ’s published guidelines, NASDAQ would consider delisting the Shares if, among other things, the total number of holders of Shares falls below 400 or the number of publicly held Shares falls below 750,000. Shares held by officers or directors of Anadigics or their immediate families, or by any beneficial owner of 10% or more of such Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to Anadigics, as of November 20, 2015, 88,836,561 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of NASDAQ for continued listing and such listing is discontinued, the market for Shares could be adversely affected.

In addition, on June 18, 2015, Anadigics announced that it had received a NASDAQ delisting notice, which provided notification that Anadigics’s share price was not in compliance with the minimum bid price requirement of $1.00 per share for continued listing on the NASDAQ Global Select Market under the applicable NASDAQ listing rule. Anadigics was provided an initial period of 180 calendar days, or until December 15, 2015, to regain compliance with the minimum bid price requirement. Based on the NASDAQ delisting notice, the Shares may be delisted from NASDAQ as early as December 15, 2015 unless NASDAQ grants an extension or Anadigics regains compliance with the minimum bid price requirement prior to such date.

If NASDAQ were to delist the Shares, it is possible that Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act (as described below), and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in Shares will cease upon the Effective Time if trading has not ceased earlier as discussed above.

After the consummation of the Offer, Aloha may cause Anadigics to take all action necessary to be treated as a “controlled company,” as defined by Rule 5615(c) of the NASDAQ Rules (or any successor provision), which means that Anadigics would be exempt from the requirement that the Anadigics Board be composed of a majority of “independent directors” and the related rules covering the independence of directors serving on the nominating and corporate governance committee and the compensation committee of the Anadigics Board. The controlled company exemption does not modify the independence requirements for Anadigics’s audit committee or the requirements of the Merger Agreement relating to independent directors and the independent director committee. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Anadigics’s Board of Directors.”

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of Anadigics’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Anadigics may terminate its Exchange Act registration and suspend its reporting obligations if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Anadigics is not otherwise required to furnish or file reports under the Exchange Act. Such termination and suspension, once effective, would reduce the information that Anadigics must furnish to its stockholders and to the SEC. The deregistration of the Shares, once effective, would make certain provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Anadigics. Furthermore, the ability of Anadigics’s affiliates and persons holding restricted securities to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, could be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the list of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) for margin securities.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As discussed in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of Anadigics,” the Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, without the prior written consent of Aloha or otherwise permitted by the Merger Agreement, Anadigics will not, and will not permit any of its subsidiaries to declare, authorize, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or purchase or repurchase, redeem or otherwise acquire any shares of its capital stock, other than (i) dividends or distributions between or among Anadigics and its subsidiaries; (ii) acquisitions by Anadigics of its capital stock in connection with the surrender by holders of Anadigics Options in order to pay the exercise price of such Anadigics Options; (iii) the withholding of shares of its capital stock to satisfy tax obligations with respect to awards granted pursuant to Anadigics Equity Plans; and (iv) the acquisition by Anadigics of Anadigics Options and Anadigics Restricted Stock Unit Awards or purchase rights under the ESPP in accordance with the terms thereof in effect as of the date of the Merger Agreement, as applicable, in connection with the forfeiture of such awards. Neither we nor Aloha anticipate waiving this restriction or otherwise consenting to the payment of any dividend on Anadigics’s capital stock. Accordingly, it is anticipated that no dividends will be declared or paid on the Shares following the date of the Merger Agreement.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be obligated to accept for payment, and subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), will not be obligated to pay for, and may delay acceptance or payment for, any validly tendered Shares pursuant to the Offer if:

•	the Minimum Condition shall not have been satisfied prior to the Expiration Date;

•	the representations and warranties of Anadigics set forth in the Merger Agreement shall not be accurate in all respects as of the date of the Merger Agreement, and shall not be accurate in all respects at and as of the Expiration Date as if made on and as of such Expiration Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

•	Anadigics shall not have performed or complied in all material respects with all covenants and obligations it is required to comply with or to perform under the Merger Agreement prior to the Expiration Date;

•	Aloha shall not have received a certificate signed on behalf of Anadigics by the Chief Executive Officer or Chief Financial Officer of Anadigics to the effect that the conditions stated above have been satisfied;

•	since the date of the Merger Agreement, there shall have occurred a Material Adverse Effect;

•	any court of competent jurisdiction issues any temporary restraining order, preliminary or permanent injunction or other order (or such order remains in effect) preventing the consummation of the Offer or the Merger or an action is taken, or any applicable law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger;

•	a legal proceeding by a governmental body having authority over us, Aloha, Anadigics or any of its subsidiaries is pending which (i) challenges or seeks to restrain or prohibit the consummation of the Offer or the Merger, (ii) seeks to restrain or prohibit Aloha’s or its affiliates’ ownership or operation of the business of Anadigics or its subsidiaries, or of Aloha or its affiliates, or to compel Aloha or any of its affiliates to dispose of or hold separate all or any portion of the business or assets of Anadigics or its subsidiaries or of Aloha or its affiliates or (iii) seeks to impose or confirm material limitations on the ability of Aloha or any of its affiliates to effectively exercise full rights of ownership of the Shares; or

•	the Merger Agreement is validly terminated in accordance with its terms and the Offer is terminated in accordance with the terms of the Merger Agreement.

The foregoing conditions are for the sole benefit of Aloha and us and may be waived by Aloha and us, in whole or in part at any time and from time to time prior to the Expiration Date, in the sole discretion of Aloha and us; provided that the Minimum Condition may be waived by Aloha and us only with the prior written consent of Anadigics, which may be granted or withheld in Anadigics’s sole discretion. The failure by Aloha or us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Certain Legal Matters.

General

Except as described in this Section 16, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on our and Aloha’s review of publicly available filings by Anadigics with the SEC and other information regarding Anadigics, we are not aware of any governmental license or regulatory permit that appears to be material to Anadigics’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Anadigics’s business, or certain parts of Anadigics’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation Related to the Offer

As of the date of this Offer to Purchase, we are not aware of any material pending legal proceeding relating to the Offer or the Merger.

State Takeover Statutes

A number of states (including Delaware, where Anadigics is incorporated) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us and Aloha because the Anadigics Board has unanimously approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will use our reasonable best efforts to take, or cause to be taken, all action reasonably necessary so that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Offer, the Merger or the other transactions contemplated by the Merger Agreement. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we might not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Anadigics (for purposes of the Exchange Act); it is anticipated that the Merger will be effected within one year following the consummation of the Offer; and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

Rule 13e-3 under the Exchange Act would otherwise require, among other things, that certain financial information concerning Anadigics and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders before the completion of a transaction.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of

Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14d-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•	within the later of the consummation of the Offer, which will occur at the Acceptance Time, and December 14, 2015, deliver to Anadigics a written demand for appraisal of Shares held, which demand must reasonably inform Anadigics of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL is included as Annex A to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger, and (3) at the time that the board of directors of the company to be acquired approves the merger, no other party to the merger agreement is an interested stockholder under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Anadigics will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Anadigics. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Aloha and Anadigics will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Anadigics in accordance with Section 251(h) the DGCL.

17.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, and the Depositary and the Information Agent will each receive, subject to certain limits, reimbursement for reasonable out-of-pocket expenses.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, none of Purchaser, Aloha or GaAs Labs will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

18.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would be prohibited by administrative or judicial action pursuant to the laws of such state after a good faith effort by us to make the Offer comply with the laws of such state.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We, Aloha and GaAs Labs have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Anadigics pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Anadigics Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Anadigics may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

ALOHA ACQUISITION SUB, INC.

November 24, 2015

ANNEX A

MANAGER, DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER,

ALOHA AND GAAS LABS

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of each of the manager, directors and executive officers, as applicable, of Purchaser, Aloha and GaAs Labs. The business address of each manager, director and executive officer of Purchaser, Aloha and GaAs Labs is 28013 Arastradero Road, Los Altos, California 94022. Each manager, director and executive officer, as applicable, of Purchaser, Aloha and GaAs Labs is a citizen of the United States of America.

During the past five years, to the best of our knowledge, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Directors and Executive Officers of Purchaser:

Name and Position(s)	Present Principal Occupation or Employment; Material Positions Held During the Last Five (5) Years; Certain Other Information
John Ocampo Director and President	Chairman of the Board and a director of M/A-COM Technology Solutions Holdings, Inc. (“MACOM”) since its inception in March 2009; Manager and President of GaAs Labs since co-founding it in February 2008; Co-founded Sirenza Microdevices, Inc. (“Sirenza”), a supplier of radio frequency semiconductors and related components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets, in 1984, and served as a director of Sirenza from its inception in 1984 through its sale to RF Micro Devices, Inc. (“RFMD”) in November 2007; Chairman of the Board of Sirenza from December 1998 through November 2007; Director of RFMD from November 2007 to November 2008; Director of Ubiquiti Networks, Inc. (“Ubiquiti”), a network communications technology company, from October 2010 to October 2013.

Susan Ocampo Vice President, Treasurer and Secretary	Director of MACOM since December 2010; Vice President, Secretary and Treasurer of GaAs Labs since co-founding it in February 2008; Co-founded Sirenza in 1984; Treasurer of Sirenza from November 1999 through its sale to RFMD in November 2007.

Directors and Executive Officers of Aloha:

Name and Position(s)	Present Principal Occupation or Employment; Material Positions Held During the Last Five (5) Years; Certain Other Information
John Ocampo Director and President	Chairman of the Board and a director of MACOM since its inception in March 2009; Manager and President of GaAs Labs since co-founding it in February 2008; Co-founded Sirenza in 1984, and served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007; Chairman of the Board of Sirenza from December 1998 through November 2007; Director of RFMD from November 2007 to November 2008; Director of Ubiquiti from October 2010 to October 2013.

Susan Ocampo Vice President, Treasurer and Secretary	Director of MACOM since December 2010; Vice President, Secretary and Treasurer of GaAs Labs since co-founding it in February 2008; Co-founded Sirenza in 1984; Treasurer of Sirenza from November 1999 through its sale to RFMD in November 2007.

A-1

Manager and Executive Officers of GaAs Labs:

Name and Position(s)	Present Principal Occupation or Employment; Material Positions Held During the Last Five (5) Years; Certain Other Information
John Ocampo Manager and President	Chairman of the Board and a director of MACOM since its inception in March 2009; Manager and President of GaAs Labs since co-founding it in February 2008; Co-founded Sirenza in 1984, and served as a director of Sirenza from its inception in 1984 through its sale to RFMD in November 2007; Chairman of the Board of Sirenza from December 1998 through November 2007; Director of RFMD from November 2007 to November 2008; Director of Ubiquiti from October 2010 to October 2013.

Susan Ocampo Vice President, Treasurer and Secretary	Director of MACOM since December 2010; Vice President, Secretary and Treasurer of GaAs Labs since co-founding it in February 2008; Co-founded Sirenza in 1984; Treasurer of Sirenza from November 1999 through its sale to RFMD in November 2007.

A-2

The Letter of Transmittal, Certificates and any other required documents should be sent or delivered by each stockholder of Anadigics or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Hand or Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions, Suite V 250 Royall Street Canton, MA 02021

You may direct questions and requests for assistance to the Information Agent at the address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at our expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Holders Call Toll Free: (866) 413-5899